Exhibit 107
Calculation of Filing Fee Tables
Form S-3
HYZON MOTORS INC.
(Exact Name of Registrant as Specified in its Charter)

	Security Type(1)	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Primary Offering
Fees to be Paid	Debt	Debt Securities	—	—	—		—
	Equity	Class A Common Stock, $0.0001 par value per share	—	—	—		—
	Equity	Preferred Stock, $0.0001 par value per share	—	—	—		—
	Other	Warrants(4)	—	—	—		—
	Other	Subscription Rights	—	—	—		—
	Other	Units(5)	—	—	—		—
	Other	Purchase Contracts	—	—	—		—
	Total Primary Offering - Unallocated (Universal) Shelf	—	457(o	—	—	$250,000,000	0.00014760	$36,900
Secondary Offering
	Equity	Class A Common Stock, $0.0001 par value per share	457(c)	19,620,185(6)	0.531(7)	$10,418,318	0.00014760	$1,538

Total Offering Amounts								$38,438
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$38,438

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(1)         Represents securities that may be offered and sold from time to time in one or more offerings by Hyzon Motors Inc.
(2)         The amount to be registered consists of up to $250,000,000 of an indeterminate amount of debt securities, common stock, preferred stock, warrants, subscription rights, units and/or purchase contracts. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance, including any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(3)         The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.
(4)         Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, or debt securities registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.
(5)         Each unit will represent an interest in two or more securities, which may or may not be separable from one another.
(6)         Consists of an aggregate of 19,620,185 shares of Class A Common Stock held by Hymas Technologies Limited.
(7)         The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices reported for the Registrant’s Class A Common Stock on May 31, 2024.